SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-A/A
                             (AMENDMENT NO. 1)

             For Registration of Certain Classes of Securities
                 Pursuant to Section 12(b) or 12(g) of the
                      Securities Exchange Act of 1934


                            FALCONBRIDGE LIMITED
                          (FORMERLY NORANDA INC.)
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           (Exact name of registrant as specified in its charter)


         Ontario, Canada                            98-0359144
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     (State of incorporation                    (I.R.S. Employer
         or organization)                       Identification No.)

BCE Place, 181 Bay Street, Suite 200
         Toronto, Canada                             M5J 2T3
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(Address of principal executive offices)            (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on
     to be so registered               which each class is to be registered
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        Common Shares                       New York Stock Exchange, Inc.
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If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.[ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates: 333-___________

Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
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                              (Title of class)



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                              EXPLANATORY NOTE

     This Amendment No. 1 to the registration statement on Form 8-A is being filed by Falconbridge Limited (the "Registrant") following the amalgamation (the "Amalgamation") of Noranda Inc., an Ontario corporation ("Noranda"), and the former Falconbridge Limited, an Ontario corporation ("Old Falconbridge"), with the Registrant being the continuing amalgamated company. In connection with the Amalgamation, the Registrant hereby amends the following items, exhibits or other portions of the Form 8-A filed by Noranda on June 1, 2001 as set forth herein.

               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of the Registrant's Securities to be Registered.
        -----------------------------------------------------------

     Schedule C of the Joint Management Information Circular (the
"Circular") included in Part I of the Registrant's Registration Statement on Form F-80 (Commission File No. 333-125634), filed with the Securities and Exchange Commission on June 8, 2005, is incorporated herein by reference and contains a description of the Common Shares (the "Common Shares") of the Registrant.

FOREIGN OWNERSHIP RESTRICTIONS APPLICABLE TO THE COMMON SHARES

     There is no law or governmental decree or regulation in Canada that affects the remittance of dividends, interest or other payments to non-resident holders of the Common Shares, other than withholding tax requirements.

     There is no limitation imposed by Canadian law or by the Registrant's articles of incorporation or other charter documents on the right of a non-resident to hold or vote Common Shares, other than as provided by the Investment Canada Act (Canada) (the "ICA"), which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control (as that term is defined and applied in the ICA) of a Canadian business.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE COMMON SHARES HELD BY NON-RESIDENTS OF CANADA

     The following general summary is applicable to a shareholder who, for purposes of the Income Tax Act (Canada) ("Tax Act"), and at all relevant times (i) holds Common Shares as capital property, (ii) deals at arm's length and is not affiliated with the Registrant, (iii) has not been and is not resident in Canada or deemed to be resident in Canada, (vi) does not use or hold and is not deemed to use or hold his or her Common Shares in carrying on a business in Canada and (v) is not a "foreign affiliate" (as defined in the Tax Act) of a person resident or deemed to be resident in Canada for purposes of the Tax Act at the end of the taxation year of the Holder (a "Non-Resident Holder" or "Non-Resident Holders"). Common Shares will generally be considered capital property to a shareholder provided that the shareholder does not hold the Common Shares in the course of carrying on a business of buying and selling securities and has not acquired the Common Shares in a transaction considered to be an adventure in the nature of trade.

     Dividends paid or deemed to be paid to a Non-Resident Holder on Common Shares will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. At the date hereof, under the income tax treaty between the United States and Canada, this rate is reduced to 15% for United States shareholders satisfying certain eligibility requirements.

     A Non-Resident Holder will generally not be liable for Canadian income tax on a disposition or deemed disposition of Common Shares unless such shares are or are deemed to be taxable Canadian property at the relevant time and the Non-Resident Holder is not afforded any relief under an applicable tax treaty.

     Generally, Common Shares will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange and the New York Stock Exchange) unless:

          (a) at any time during the 60 month period ending at the time of disposition the Non-Resident Holder, persons not dealing at arm's length with such Non-Resident Holder, or any combination thereof, owned 25% or more of the issued shares of any class or series of the capital stock of the Registrant; or

          (b) the Non-Resident Holder's Common Shares were acquired in certain types of tax deferred exchanges (including an amalgamation) in consideration for property that was itself taxable Canadian property.

     If the Common Shares are taxable Canadian property to a Non-Resident Holder, the recognition of a capital gain on the disposition of such shares would in general be determined in the same way as for a shareholder resident in Canada, subject to any potential exemption from tax under the terms of any applicable income tax treaty between Canada and the United States.



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                                 SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  July 7, 2005

                                            FALCONBRIDGE LIMITED




                                            By:  /s/ Stephen K. Young
                                                ------------------------
                                                Name:  Stephen K. Young
                                                Title: Corporate Secretary